Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Mike Distefano (310) 843-4199

Korn/Ferry International Announces First Quarter Fiscal Year 2004 Results

Highlights:

•	Fiscal first quarter diluted loss per share, excluding restructuring charges of $8.5 million, was $0.02, in line with guidance. Including restructuring charges, diluted loss per share was $0.25.

•	Operating profit of $1.6 million, excluding restructuring charges, improved $0.5 million and $0.3 million compared to fourth quarter fiscal 2003 and prior year first quarter, respectively, despite decreases in fee revenue of $3.5 million and $11.4 million, respectively. Including restructuring charges, operating loss was $6.9 million.

•	Compensation and benefits expense declined $2.3 million or 4% and $8.2 million or 14% compared to fourth quarter fiscal 2003 and prior year first quarter, respectively.

•	General and administrative expense declined $1.0 million or 6% and $1.9 million or 10% compared to fourth quarter fiscal 2003 and prior year first quarter, respectively.

•	Forecasted annualized savings of $16 million as a result of our current quarter streamlining initiatives.

Los Angeles, CA, September 10, 2003 - Korn/Ferry International (NYSE:KFY), the executive recruitment firm with the broadest global presence, today announced a first quarter fiscal 2004 loss per share of $0.02, excluding restructuring charges of $8.5 million, compared to a loss per share of $0.05 in Q4’03. Including restructuring charges, the Company reported a loss per share of $0.25.

“Although revenue was slightly down sequentially over the traditionally slow summer months, our overall backlog has increased modestly from the prior quarter. While there appears to be more activity in the market, we have yet to see a broad increase in employment activity,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “In the past quarter, we focused on building market share, recruiting and on streamlining our organization and business processes. As a result of these efforts, we expect to achieve a modest level of profitability in the second quarter of this fiscal year, which will mark a significant milestone for Korn/Ferry after an extended industry downturn.”

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Actual		Adjusted (a)
	Q1’04	Q1’03	Q1’04
Fee Revenue	$72.6	$83.9	$72.6
Revenue	$78.3	$89.8	$78.3
EBITDA (b)	($4.1)	$5.5	$4.4
EBITDA Margin (b)	(5.7%)	6.6%	6.1%
Operating (Loss) Income	($6.9)	$1.3	$1.6
Operating Margin	(9.5%)	1.6%	2.2%
Net Loss	($9.2)	($0.6)	($0.7)
Net Loss Per Share	($0.25)	($0.02)	($0.02)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $8.5 million. These charges relate to severance and write-off of assets and facility charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.

b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and operating income (loss), please see attached schedules at the end of this earnings release.

Fiscal first quarter fee revenue of $72.6 million was down $3.5 million or 5% from Q4’03 of $76.1 million and down $11.4 million or 13.5% from Q1’03 of $83.9 million. The decline in fee revenue is attributable to the challenging economic environment which affected all executive recruitment geographic regions.

Compensation and benefits expense was $51.3 million in the current quarter compared to $53.6 million in Q4’03 and $59.5 million in Q1’03. The sequential decline of $2.3 million or 4% is principally due to our continuing efforts to align compensation and fee revenue in executive recruitment. The decline from Q1’03 of $8.2 million or 13.8% reflects a reduction in the number of employees from approximately 1,700 at July 31, 2002 to approximately 1,400 at July 31, 2003.

General and administrative expense was $16.8 million in the current quarter compared to $17.8 million in Q4’03 and $18.7 million in Q1’03. The sequential decline of $1.0 million or 6% and the decline from prior year of $1.9 million or 10% reflects the Company’s continued cost reduction and operational efficiency efforts.

The Company recorded restructuring charges of $8.5 million, or $0.23 per share, in Q1’04 related to previously announced corporate streamlining initiatives. The $8.5 million restructuring charge represents $6.7 million of cash severance related to staff reductions of approximately 160, $0.9 million of facility related cash charges to be disbursed over the next two years, $0.4 million of other non cash charges primarily related to fixed asset write-offs and $0.5 million of other general and administrative cash charges. Forecasted annualized savings related to these charges are approximately $16 million.

Excluding restructuring charges, operating profit of $1.6 million in the current quarter improved $0.5 million and $0.3 million compared to Q4’03 and Q1’03, respectively, despite the decline in fee revenue. This increase in operating profit reflects the Company’s reduced cost structure and increased operational efficiencies. Including restructuring charges, operating loss for the current quarter was $6.9 million. Excluding restructuring charges, EBITDA was $4.4 million in the current quarter compared to $5.0 million in Q4’03 and $5.5 million in Q1’03. Including restructuring charges, EBITDA for the current quarter was a negative $4.1 million.

Balance Sheet and Liquidity

Cash and cash equivalents was $53.9 million at July 31, 2003.

Interest expense, primarily related to the borrowings under Company Owned Life Insurance (COLI) policies and the Company’s convertible notes, was $2.4 million in the current quarter, consistent with Q4’03. At July 31, 2003, the Company had no outstanding borrowings under its credit facility.

EXECUTIVE RECRUITMENT

Korn Ferry is one of the world’s most highly regarded executive recruitment businesses. Operating in 36 countries, this segment focuses on recruitment for executive-level positions.

Selected Executive Recruitment Data

Actual and Adjusted Results

(dollars in millions)

	Actual		Adjusted
	Q1’04	Q1’03	Q1’04 (a)
Fee revenue	$64.5	$74.5	$64.5
Revenue	$69.4	$79.5	$69.4
EBITDA (b)	$3.7	$11.4	$9.1
EBITDA Margin (b)	5.7%	15.4%	14.1%
Operating Income	$1.5	$8.1	$6.9
Operating Margin	2.4%	10.9%	10.7%
Average number of consultants	392	444	392
Engagements	1,153	1,220	1,153

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $5.4 million. These charges relate to severance and write-off of assets and facility charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.

b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and operating income (loss), please see attached schedules at the end of this earnings release.

In the executive recruitment business, fiscal first quarter fee revenue was $64.5 million, down $3.5 million or 5% from $68.0 million in Q4’03 and down $10.0 million or 13% from $74.5 million in Q1’03. The decline in fee revenue is attributable to the continued uncertainty in the economic environment affecting all geographic regions.

Excluding restructuring charges, executive recruitment operating profit was $6.9 million in the current quarter compared to $5.7 million in Q4’03 and $8.1 million in Q1’03. On the same basis, EBITDA was $9.1 million in the current quarter, consistent with Q4’03, and $11.4 million in Q1’03. The fact that operating profit increased and EBITDA remained stable when compared to Q4’03, despite the decrease in fee revenue, reflects the impact of our cost reduction efforts. Including restructuring charges, operating profit and EBITDA was $1.5 million and $3.7 million, respectively. The total number of consultants at July 31, 2003 was 378, a reduction of 68 from July 31, 2002.

FUTURESTEP

Futurestep is a technology-enhanced, middle management recruitment company, which offers clients a multi-tiered portfolio of services from individual search to on-site managed recruitment services.

Selected Futurestep Data

Actual and Adjusted Results

(dollars in millions)

	Actual		Adjusted
	Q1’04	Q1’03	Q1’04 (a)
Fee revenue	$8.1	$9.4	$8.1
Revenue	$9.0	$10.3	$9.0
EBITDA (b)	($3.1)	($0.2)	($0.1)
EBITDA Margin (b)	(37.9%)	(3.0%)	(1.0%)
Operating Loss	($3.5)	($0.9)	($0.5)
Operating Margin	(43.6%)	(9.7%)	(6.8%)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $3.0 million. These charges relate to severance and write-off of assets and facility charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.

b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and operating income (loss), please see attached schedules at the end of this earnings release.

Futurestep fiscal first quarter fee revenue was $8.1 million, consistent with Q4’03. Fee revenue for Q1’03 was $9.4 million. The decline in fee revenue compared to Q1’03 reflects the unstable economic environment, predominately in Europe.

Excluding restructuring charges, Futurestep operating loss was $0.5 million in the current quarter compared to $0.4 million in Q4’03 and $0.9 million in Q1’03. On the same basis, EBITDA was a negative $0.1 million in the current quarter, compared to a positive $0.2 million in Q4’03 and a negative $0.3 million in Q1’03. Despite the decrease in fee revenue, Futurestep operating loss decreased when compared to Q1’03 as a result of on-going cost savings. Including restructuring charges, operating loss and EBITDA were $3.5 million and negative $3.1 million, respectively.

Outlook

The Company estimates that second quarter fiscal year 2004 fee revenue is likely to be in the range of $70 million to $76 million and the operating results will be breakeven to an earnings per share of $0.05.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Executive Vice President and Chief Financial Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International, (NYSE:KFY) with approximately 70 offices in 36 countries, is the executive recruitment firm with the broadest global presence. The firm works closely with clients to provide solutions tailored to their recruitment and assessment needs, through the Company’s executive search business, identifying CEOs, COOs, CFOs, board members and other senior-level executives; through the firm’s Management Assessment business, which provides evaluation of senior management teams; and through Futurestep, which combines the power of the Internet with the firm’s proprietary assessment tools and search expertise to fill the growing demand for middle managers. For more information, visit the Korn/Ferry International Web site at www.kornferry.com and the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended July 31,
	2003	2002
Fee revenue	$72,587	$83,950
Reimbursed out-of-pocket engagement expense	5,746	5,838

Total revenue	78,333	89,788
Compensation and benefits	51,318	59,507
General and administrative expense	16,810	18,676
Out-of-pocket engagement expense	5,796	6,064
Depreciation and amortization	2,787	4,231
Restructuring charges	8,526	—

Total operating expense	85,237	88,478

Operating (loss) income	(6,904)	1,310
Interest and other (expense) income, net	(2,000)	(1,684)

Loss before provision for income taxes and equity in earnings of unconsolidated subsidiaries	(8,904)	(374)
Provision for income taxes	456	570
Equity in earnings of unconsolidated subsidiaries	171	361

Net loss	(9,189)	(583)
Accretion on redeemable convertible preferred stock	(248)	(124)

Net loss attributed to common shareholders	$(9,437)	$(707)

Basic loss per common share	$(0.25)	$(0.02)

Basic weighted average common shares outstanding	37,437	37,701

Diluted loss per common share	$(0.25)	$(0.02)

Diluted weighted average common shares outstanding	37,437	37,701

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended July 31,
	2003		2002
Fee Revenue:
Executive recruitment:
North America	$36,407		$42,163
Europe	18,155		22,164
Asia/Pacific	8,007		8,072
South America	1,921		2,107

Total executive recruitment	64,490		74,506
Futurestep	8,097		9,444

Total fee revenue	72,587		83,950

Reimbursed out-of-pocket engagement expenses	5,746		5,838

Total revenue	$78,333		$89,788

		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$5,814	16%	$6,456	15%
Europe	(4,887)	(27)%	2,685	12%
Asia/Pacific	599	7%	(684)	(8)%
South America	(8)	(0)%	(331)	(16)%

Total executive recruitment	1,518	2%	8,126	11%
Futurestep	(3,531)	(44)%	(913)	(10)%
Corporate	(4,891)		(5,903)

Total operating income (loss)	$(6,904)	(10)%	$1,310	2%

		Margin		Margin
*Adjusted Operating Income (Loss):
Executive recruitment:
North America	$6,078	17%	$6,456	15%
Europe	23	0%	2,685	12%
Asia/Pacific	759	9%	(684)	(8)%
South America	50	3%	(331)	(16)%

Total executive recruitment	6,910	11%	8,126	11%
Futurestep	(549)	(7)%	(913)	(10)%
Corporate	(4,739)		(5,903)

Total adjusted operating income	$1,622	2%	$1,310	2%

*Adjusted operating income (loss) on this page and adjusted EBITDA on the following page for the three months ended July 31, 2003 excludes restructuring charges of $8.5 million related to severance and facilities. Restructuring charges in the current quarter includes $5.4 million related to executive recruitment of which $0.3 million, $4.9 million and $0.2 million relate to North America, Europe and Asia Pacific, respectively, and $3.0 million related to Futurestep. Corporate restructuring charges were $0.1 million in the current quarter.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF EBITDA

(in thousands)

	Three Months Ended July 31,
	2003	2002
Operating Income (Loss)
Executive recruitment:
North America	$5,814	$6,456
Europe	(4,887)	2,685
Asia/Pacific	599	(684)
South America	(8)	(331)

Total executive recruitment	1,518	8,126
Futurestep	(3,531)	(913)
Corporate	(4,891)	(5,903)

Total	$(6,904)	$1,310

Depreciation and Amortization
Executive recruitment:
North America	$952	$1,743
Europe	905	990
Asia/Pacific	226	501
South America	79	88

Total executive recruitment	2,162	3,322
Futurestep	466	634
Corporate	159	275

Total	$2,787	$4,231

EBITDA
Executive recruitment:
North America	$6,766	$8,199
Europe	(3,982)	3,675
Asia/Pacific	825	(183)
South America	71	(243)

Total executive recruitment	3,680	11,448
Futurestep	(3,065)	(279)
Corporate	(4,732)	(5,628)

Total	$(4,117)	$5,541

*Adjusted EBITDA
Executive recruitment:
North America	$7,030	$8,199
Europe	928	3,675
Asia/Pacific	985	(183)
South America	129	(243)

Total executive recruitment	9,072	11,448
Futurestep	(83)	(279)
Corporate	(4,580)	(5,628)

Total	$4,409	$5,541

Note: EBITDA, a non-GAAP financial measure, is operating income (loss) before depreciation and amortization. In addition to excluding interest and taxes, operating income (loss) also excludes equity in earnings of unconsolidated subsidiaries and accretion on redeemable convertible preferred stock. The Company presents EBITDA as an alternative measure of operating performance to operating income (loss). The Company uses EBITDA to analyze its operating results without taking into account depreciation and amortization, which are non-cash expenses. Even though the Company believes that EBITDA is a common measure used by analysts and investors, other companies, including companies in its industry, may define EBITDA differently and thus the Company’s EBITDA and adjusted EBITDA figures may not be comparable with those of other companies.